Exhibit 10.2

October 17, 2023

By Email

Mark Koch

Re: Amendment to Change in Control Agreement

Dear Mark:

In consideration for your services as a senior executive of eMagin Corporation, you and the Company have agreed to amend (this “Amendment”) the Change in Control Agreement (the “Agreement”) between you and the Company, dated as of November 8, 2017, as set forth below, effective as of the date you execute this Amendment.

1.                   Amendment.  Sections 4(a) and 4(b) of the Agreement are hereby deleted in their entirety and replaced with the following:

(a)	the Company shall pay the Employee an amount equal to one-times the Employee’s annual base salary in effect immediately prior to the Terminating Event (or the Employee’s annual base salary in effect immediately prior to the Change in Control, if higher), payable in one lump-sum payment promptly after the delivery of the executed Release by the Employee to the Company in accordance with this Section 4 after the Date of Termination; and

(b)	if the Employee was participating in the Company's group health plan immediately prior to the Date of Termination elects COBRA health continuation, then the Company shall pay to the Employee a monthly cash payment for twelve (12) months or the Employee's COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company; provided that, no payment shall be made pursuant to this Section 4(b) unless and until the Employee delivers the executed Release to the Company in accordance with this Section 4.

2.                   Governing Law. This Amendment will be governed by, and construed under and in accordance with, the internal laws of the State of Delaware, without reference to rules relating to conflicts of laws.

3.                   Counterparts; Originals. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Any facsimile or pdf copy, or electronic signature, of any party’s executed counterpart of this Agreement will be deemed to be an executed original thereof.

4.                   Entire Agreement; Amendment.  Except as expressly amended herein, the Agreement shall remain in full force and effect, and this Amendment shall be deemed to be incorporated therein such that provisions of the Agreement not amended hereby shall apply to this Amendment mutatis mutandis. This Agreement constitutes the entire agreement between you and the Company with respect to the matters addressed herein and supersedes any and all prior agreements or understandings between you and the Company with respect thereto, whether written or oral. This Amendment may be amended or modified only by a written instrument executed by you and the Company.

Please confirm your acceptance of the terms and conditions set forth in this Amendment by signing and dating this letter agreement below and returning it to me on or before October 17, 2023. By signing this Amendment, you also agree to keep this Agreement confidential and not to disclose the terms and conditions hereof except as otherwise required by law or to enforce the terms of this letter agreement.

If you have any questions regarding this Amendment, please contact me.

[Signature Page Follows]

eMagin Corporation

By:

Name:

Title:

My signature below confirms my agreement to the terms and conditions of this Agreement.

Mark Koch

Date:

[Signature Page to CIC Agreement Amendment]